Exhibit 99.2

The Company reports its financial results of operations in accordance with generally accepted accounting principles (“GAAP”).  The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP.  The Company’s press releases and other communications from time to time may include such non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a Company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.

Adjusted net income per diluted share as presented in the table above represents net income per diluted share (GAAP basis) adjusted to exclude special charges (net of tax) per diluted share as described above.

The Company believes these non-GAAP financial measures provide management and investors with useful information by removing the effect of variances in GAAP reported results that are not indicative of fundamental changes in the earnings capacity of the Company’s operations, and enables management and investors to meaningfully trend, analyze and benchmark the performance of the Company’s operations.  The Company also believes that the presentation of the non-GAAP financial measure is consistent with its past practice and enables management and investors to compare current non-GAAP measures with non-GAAP measures presented in prior periods.

In addition, many of the Company’s internal performance measures exclude the effects of these income and expense items and are based upon the related non-GAAP financial measure.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available.  The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.